SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. __)(1)

                   Occupational Health & Rehabilitation Inc.
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                                (Name of Issuer)

                                 Class A Common
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                         (Title of Class of Securities)

                                  674617-10-5
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                                 (CUSIP Number)


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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

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      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 674617-10-5             SCHEDULE 13G                 Page 2 of 6 Pages
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Fleet Boston Corporation
      05341324
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      One Federal Street, Boston, Massachusetts, 02110
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                  5     SOLE VOTING POWER

                        115,636
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              115,636
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      115,636
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*


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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.80%
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12    TYPE OF REPORTING PERSON*

      Holding Company
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                                               Page 3 of 6 Pages


Item 1.

      (a)   Name of Issuer: Occupational Health & Rehabilitation Inc.

      (b)   Address of Issuer's Principal Executive Office:

            175 Derby Street, Suite 36, Hingham, MA 02043

Item 2.

      (a)   Name of Person Filing: Fleet Boston Corporation
            Address of Principal Business Office or, if none, Residence One Federal Street Boston, Massachusetts 02110

      (c)   Citizenship Massachusetts

      (d)   Title Class of Securities:  Common

      (e)   CUSIP Number:               674617-10-5

Item 3.

      If this statement is filed pursuant to Rule 13d-1(b) or Reg. section 240.13d-1(b) or (C), Check whether the person filing is a:

(a)   |_|   Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78c)

(b)   |_|   Bank as defined in section 3(a)(6) if the Act (15 U.S.C 78c)

(c)   |_|   Insurance company as defined in section 3(a)(19) of the Act (15
            U.S.C 78c)

(d)   |_|   Investment company registered under section 8 of the Investment
            Company act of 1940 (15 U.S.C. 80a-8)

(e)   |_|   An investment adviser in accordance with 240.13d-1(b)(l)(ii)(E);

(f)   |_|   An employee benefit plan or endowment fund in accordance with
            240.13d-1(b)(l)(ii)(E);

(g)   [X]   A parent holding company or control person in accordance with
            240.13d-1(b)(l)(ii)(E);
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                                                               Page 4 of 6 Pages


(h)   |_|   A savings association as defined in section 3 (b) of the Federal
            Deposit Insurance Act (12U.S.C. 80a-3);

(i)   |_|   A church plan that is excluded from the definition of an investment company under section 3(C)(14) of the Investment Act of 1940 (15
            U.S.C. 80a-3;

(j)   |_|   Group in accordance with 240.13d-1(b)(l)(ii)(J).

Item 4. Ownership: Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount Beneficially Owned:

      (b)   Percent of Class:

            (i)   Sole Power to Vote or to Direct the vote

                        115,636

            (ii)  Shared Power to Vote or to Direct the vote

                        0

            (iii) Sole Power to Dispose or Direct the Disposition of:

                        115,636

            (iv)  Shared Power to Dispose to or Direct the Disposition of:

                                                               Page 5 of 6 Pages


Item 5.     Ownership of Five Percent or less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person: N/A

Item 7. Identification and Classification of the Subsidiary which has Acquired the Security Being Reported on by the Parent Holding
            Company:

            Investment company as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.

Item 8.     Identification and Classification of Member of the Group. N/A

Item 10.    CERTIFICATION:

            See Exhibit A

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, completed and correct.

      Date: February 14, 2000
      Fleet Boston Corporation


      /s/ Erich Schumann
      --------------------------------------------------------------------------
      Signature

      Title: Senior Vice President Chief Accounting Officer
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                                                               Page 6 of 6 Pages


      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. I the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign of behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7 for other parties for whom copies are to be sent.

      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Occupational Health & Rehabilitation Inc

                                    EXHIBIT A

      SUBSIDIARY ACQUIRING SECURITIES                  CLASSIFICATION
      -------------------------------                  --------------

      BancBoston Ventrues Inc.                         Bank